e:\flh\gib\nsar.GT





     This report is signed on behalf of the Registrant in the City of Newark and State of New Jersey on the 26h day of February, 1999.



                Prudential's Gibraltar Fund, Inc.
                        File No. 811-1660




Witness: /s/Caren Cunningham            By: /s/Grace Torres
     Caren Cunningham                   Grace Torres
     Secretary                     Treasurer